NEWS RELEASE

FOR IMMEDIATE RELEASE

ULTRA PETROLEUM REPORTS 2008 PROVED RESERVES OF 3.52 TCFE,
AN 18 PERCENT INCREASE, OR 21 PERCENT ON A PER SHARE BASIS, AND
ALL-IN F&D COST OF $1.39 PER MCFE WITH
470 PERCENT ORGANIC RESERVE REPLACEMENT RATIO

•	2008 proved reserves increase to 3.52 Tcfe from 2.98 in 2007
•	2008 total 3P reserves increase to 11.66 Tcfe from 10.74 Tcfe in 2007
•	2008 all-in F&D costs of $1.39 per Mcfe
•	Undrilled inventory grows to 5,570 locations

HOUSTON, Texas – February 17, 2009 – Ultra Petroleum Corp. (NYSE: UPL) today announced that its total proved oil and gas reserves for the year-ended December 31, 2008, were 3.52 trillion cubic feet of gas equivalent (Tcfe), an 18 percent increase from 2.98 Tcfe as of December 31, 2007. On a per share basis, the 2008 proved reserves increased 21 percent from 2007. The 2008 reserve replacement of 470 percent was achieved organically. Corporate finding and development costs in 2008 were an industry- leading $1.39 per Mcfe, inclusive of all capital costs. Capital costs during 2008 were $949.7 million.  Finding and development costs mirror the company’s depletion rate. There were no required impairment expenses.

The total 3P reserves estimated by a third-party engineering consulting firm increased to 11.66 Tcfe at year-end 2008 an increase of 9 percent from 10.74 Tcfe at year-end 2007. As of December 31, 2008, the estimated future net cash flow discounted at 10 percent, or pre-tax PV-10, is $11.1 billion as compared to $10.0 billion at year-end 2007.

“The foundation of Ultra Petroleum that I don’t emphasize enough is the scale of what we own in one field in southwestern Wyoming - our nearly 12 Tcfe of reserves at the industry’s lowest cost structure. The most often mentioned challenge for energy companies today is resource capture to enable growth. At Ultra, we’ve met that challenge and have in excess of a 20 year inventory of high rate of return projects,” stated Michael D. Watford, Chairman, President and Chief Executive Officer. “And unlike many of our peers, Ultra’s 2008 proved reserves increased 18 percent despite a 23 percent decrease in SEC pricing,” Watford added.

The company’s inventory of low-risk, high rate-of-return natural gas drilling locations continues to grow. At year-end 2007 the number of undrilled locations in Ultra’s inventory was 5,300. In 2008, the company participated in 307 wells and ended the year with an undrilled inventory of 5,570 locations, an increase of almost 600 locations from 2007.

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2008 Reserves

All reserves are independently and completely prepared by the reserve engineering firm Netherland, Sewell and Associates, Inc. (NSAI). This is the tenth consecutive year their estimate of Ultra’s natural gas reserves has increased. Again, only those proved undeveloped locations in the company’s budgeted three-year drilling plan are included as proved reserves in the report. Locations that are not in the three-year budget, but would otherwise satisfy the SEC definition of proved reserves, are included in the probable category.

Reserve tables to follow.

Ultra Petroleum Corp.	Page 2 of 4
2008 Reserves

Ultra Petroleum Corp.
Reserves
December 31, 2008
SEC Pricing - $4.71 per Mcf
	Net	Net	Net				Future
	Gas	Oil	Equiv.	PV-8	PV-10	Economic	Capex
Reserve Category	(BCF)	(MMB)	(BCFE)	(MM$)	(MM$)	Wells	(MM$)

PDP	1,260.36	10.24	1,321.82	2,596.00	2,369.85	911	-

PDNP	152.20	1.22	159.51	291.00	263.10	64	74

PUD	1,943.23	15.55	2,036.50	2,180.00	1,810.92	758	2,277

Total Proved	3,355.79	27.01	3,517.83	5,067.00	4,443.87	1,733	2,351

Prepared by Netherland, Sewell and Associates, Inc.

Ultra Petroleum Corp.
Reserves
December 31, 2008
Natural Gas Sensitivity - $6.00 per Mcf
	Net	Net	Net				Future
	Gas	Oil	Equiv.	PV-8	PV-10	Economic	Capex
Reserve Category	(BCF)	(MMB)	(BCFE)	(MM$)	(MM$)	Wells	(MM$)

PDP	1,273.10	10.35	1,335.17	3,555.00	3,233.66	911	-

PDNP	152.21	1.22	159.51	412.00	375.78	64	74

PUD	1,940.54	15.52	2,033.68	3,574.00	3,059.53	752	2,271

Total Proved	3,365.84	27.09	3,528.37	7,541.00	6,668.97	1,727	2,345

Probable	5,625.59	45.01	5,895.62	4,726.00	3,548.49	3,359	10,157

2P (PV + PB)	8,991.43	72.09	9,423.98	12,267.00	10,217.46	5,086	12,502

Possible	2,137.54	17.10	2,240.14	1,235.00	858.82	1,459	4,606

3P (PV + PB + PS)	11,128.97	89.19	11,664.12	13,502.00	11,076.29	6,545	17,108

Future Wells	9,703.66	77.63	10,169.44			5,570	17,034

Prepared by Netherland, Sewell and Associates, Inc.				Note: Amounts may not total due to rounding

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2008 Reserves

About Ultra Petroleum

Ultra Petroleum Corp. is an independent exploration and production company focused on developing its long-life natural gas reserves in the Green River Basin of Wyoming – the Pinedale and Jonah Fields. Ultra is listed on the New York Stock Exchange and trades under the ticker symbol “UPL”.  The company had 151,232,545 shares outstanding on January 31, 2009.

This release can be found at http://www.ultrapetroleum.com

This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecast, projections, or statements other than those of historical fact, are forward-looking statements. Although the company believes that the expectations reflected in the forward-looking statements are based on reasonable assumptions, it can give no assurance that such expectations will prove to have been correct and undertakes no obligation to update this information. The company urges investors to consider that these statements are not guarantees of performance and that actual results could and may differ materially from these forward-looking statements.

The SEC permits oil and gas companies, in their SEC filings, to disclose only “proved” reserves that the company has demonstrated to be economically and legally producible under existing economic and operating conditions by actual production or conclusive formation tests. Any reserve estimates in this press release that are not specifically designated as “proved” reserves may include not only proved reserves, but also other categories of reserves that the SEC guidelines allow in news releases but strictly prohibit the company from including in its SEC filings. Investors are urged to consider this disclosure and additional disclosure in the company’s Annual Report on Form 10-K, available on its website or by request to 363 North Sam Houston Parkway E., Suite 1200, Houston, 77060 (Attention: Investor Relations). You can also obtain this information from the SEC by calling 1-800-SEC-0330 or on its website at www.sec.gov.

For more information contact:
Kelly L. Whitley
Manager Investor Relations
Phone: 281-876-0120 Extension 302
Email: info@ultrapetroleum.com
Website: www.ultrapetroleum.com

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2008 Reserves